EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Avi Sivan (“you”) and [TACTICA] (the “Company”), and will be effective for all purposes and in all respects as of April 29, 2004 (the “Effective Date”)

WHEREAS, the Company has hired you based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder; and

WHEREAS, you are willing to be employed as Chief Executive Officer of the Company, on the condition that the Company enter into this Agreement, and shall fully perform and strictly observe all of its obligations hereunder.

NOW, THEREFORE, in consideration of your employment by the Company and the compensation to be paid by the Company to you in connection therewith and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending legally and equitably to be bound, hereby agree as follows:

1.  Position and Responsibilities.

(a)  Position.  The Company agrees to employ you as Chief Executive Officer throughout the Term (as defined below). You shall report directly to the Board of Directors of the Company (the “Board”).

(b)  Responsibilities.  You shall use your best efforts to further the interests of the Company, to discharge diligently your duties and responsibilities to the Company under this Agreement and to abide strictly by the policies of the Company. Subject to Section 5(b)(ii) hereof, such duties shall be rendered at the principal office of the Company or at such other places for minimal periods of time as the interests, needs, business or opportunity of the Company shall require. During the Term, you shall devote your substantial business time, attention and energies to the Company’s business and you may engage in other business activities so long as such business activities are not in direct or indirect competition with the Company, including, but not limited to, serving in charitable or philanthropic capacities or positions. This Section 1 shall not be construed to prevent or prohibit you from managing your personal assets or investments as long as such activities do not interfere with the performance of your duties hereunder.

(c)  Board Seat.   During the Term, you will be a member of the Board and serve as Chairman of the Board, subject to the provisions of Sections 5(b) (iii) and (iv) hereof.

2.  Term of Employment.   Subject to the terms and conditions of this Agreement, the Company agrees to employ you, and you agree to be employed by the Company, from the Effective Date until the day prior to the fifth (5th) anniversary of such date (the “Term”). Notwithstanding the foregoing, commencing on the Effective Date, the Term shall extend one (1) day at the end of every day during its length, and each such additional day shall, ipso facto, become part of (and incorporated within any references to) the Term, unless either party sends a written notice to the other party of such party’s desire to terminate such extensions in accordance with Section 13(a) hereof (a “Non-renewal Notice”), in which case the Termination Date (as defined in Section 5 hereof) shall be five (5) years from the date of the Non-renewal Notice unless, prior to the expiration of such five (5)-year period, your employment is terminated pursuant to Section 5(a), (b) or (c) hereof. In the event of any termination of your employment pursuant to the terms of Section 5(a), (b) or (c) hereof, the Term shall be deemed to have ended as of the applicable Termination Date.

3.  Compensation.

(a)  Base Compensation.   You will be entitled to receive base compensation (“Base Compensation”) during the Term. Your Base Compensation for the period ending December 31, 2004 shall be at the annual rate of Six Hundred Thousand Dollars ($600,000) per year. For the period commencing on the Effective Date and ending December 31, 2004, your Base Compensation shall be prorated by multiplying Six Hundred Thousand Dollars ($600,000) by a fraction, the numerator of which is the number of calendar days from the Effective Date through and including December 31, 2004 and the denominator of which is 365. Your Base Compensation shall be paid in equal weekly installments, less deductions required by law. On or about February 1st of each year during the Term, the Company will review and increase (but not decrease) your Base Compensation in an amount no less than the then-current Base Compensation multiplied by the percentage change in the Consumer Price Index (“CPI”) from the calendar year prior to the calendar year in which such increase shall take effect to January 1 of the current calendar year in which such increase shall take effect, and your annual Base Compensation for the remainder of the Term shall not be less than any such increased amount. Any such increase shall be made retroactive to January 1 of the calendar year in which such increase becomes effective. Such review shall be in accordance with criteria to be determined in the sole discretion of the Compensation Committee after appropriate consultation with you.

(b)  Bonus Compensation.   On an annual basis, you shall be entitled to receive an additional cash payment (less deductions required by law) (“Bonus Compensation”) that shall be calculated as follows: You will receive the product of 10%, of the EBITDA of the Company for such fiscal year. For the purposes of this agreement EBITDA shall mean for any period of determination, an amount equal to the sum of (A) Net Income )Loss) for such period, plus (B) without duplication and to the extent the same were deducted in calculating Net Income (Loss) for such period, amortization for such period, all other non cash charges, non cash losses, and extraordinary losses for such period, minus (C) without duplication and to the extent the same were deducted in calculating Net Income (Loss) for such period, all non cash gains and extraordinary gains for such period, in each case determined on a consolidated basis , in accordance with GAAP. All computations of the EBITDA shall be rounded to nearest 0.1 percent. (i) “Net Income (Loss)” shall mean, for any period, the net income (or loss), after deducting all operating expenses, provisions for taxes and reserves (including reserves for deferred income tax) and all other proper deductions of the Company for such period (taken as a single accounting period) determined on a consolidated basis in conformity with GAAP, including any income loss of any person accrued prior to the date of such person becomes a subsidiary of the Company or is merged into or consolidated with the Company or all or substantially all of such person’s assets are acquired by the Company, provided, however, that your Bonus Compensation shall never be less than zero. No later than January 31 of the year following each year of the Term, all awards of Bonus Compensation for the prior year shall be determined and payment of your Bonus Compensation shall be made by the Company no later than thirty (30) days after your award has been calculated. Your Bonus Compensation may exceed your Base Compensation in any year. In the event of your termination that results in the Termination Date being a date other than December 31 of the final year of the Term, your Bonus Compensation shall be prorated for such year by multiplying your Bonus Compensation for the full year by a fraction, the numerator of which is the number of calendar days that you were employed in such final year and the denominator of which is 365. In addition, for the period commencing on the Effective Date and ending on December 31, 2004, your Bonus Compensation shall be prorated by multiplying your Bonus Compensation for the full year by a fraction, the numerator of which is the number of calendar days from the Effective Date through and including December 31, 2004 and the denominator of which is 365

4.  Employee Benefits; Expenses.

(a)  During the Term, you shall be eligible for vacation and paid holidays in accordance with Company policy and to participate in Company employee benefit plans and executive compensation programs at the highest levels that the Company provides to its senior executives, including, but not limited to, the Company’s health and dental insurance plans (which include family coverage at the Company’s sole expense), stock option plan, executive long term disability plan and deferred compensation and 401(k) plans, subject to the generally applicable terms and conditions of the plan or program in question and to the determinations of the Compensation Committee administering such plan or program. In addition, the Company agrees to pay the premiums in connection with a METLIFE insurance policy # 980-650-063 and * 970-950-193 in the amount of $3,497.50 and $3,342.50, respectively purchased by the Company on your behalf.

(b)  The Company shall reimburse you for all ordinary and reasonable business expenses paid by you in connection with the performance of your duties in accordance with, and subject to, the Company’s expense reimbursement policies then in effect for senior executives.

5.  Termination of Employment.   Subject to the provisions of Sections 7 and 8 hereof, any stock option agreement(s) entered or to be entered between the Company and you pursuant to a duly authorized stock option plan of the Company, should the Company adopt such a plan in the future, (the “Stock Option Agreement(s)”), upon the effective date of termination of your employment with the Company (the “Termination Date”), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued or vested (as result of accelerated vesting or otherwise) on or before the Termination Date. Termination of your employment may occur under any of the following circumstances:

(a)  Company’s Termination of Employment.   Notwithstanding the terms of Section 2 hereof, subject to the provisions of this Section 5 and Sections 7 and 8 hereof, the Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, “Cause” shall mean:

(i)  a willful failure by you substantially to perform your duties under this Agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, which failure is materially injurious to the Company and which continues on an uninterrupted basis for more than thirty (30) days after written notice by the Company to you specifying in reasonable detail your claimed failure; provided, however, that you shall have no authority to bind the Company during the thirty (30) days after written notice is delivered hereunder; or

(ii)  a willful act by you, which constitutes embezzlement or criminal fraud and which is materially injurious to the Company.

No act, or failure to act, by you shall be considered “willful” if done in good faith and with a reasonable belief that the act or omission was lawful and in the Company’s best interest. If the Company terminates your employment for any reason other than for Cause or if the Company delivers a Non-renewal Notice pursuant to Section 2 hereof, you shall receive the Severance Payments in accordance with Section 7 hereof and, if applicable, Section 8 hereof. Any determination of Cause under this Agreement shall be made by a resolution duly adopted by the affirmative vote of at least two-thirds (2/3) of the members of the Board (not including you if you are a member of the Board) at a meeting of the Board called and held for that purpose; provided, that you shall have been given written notice of such meeting in accordance with Section 13(a) hereof at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by the Board before any such resolution is passed. Any failure by the Company to follow the procedures set forth in this Section 5(a) in connection with a termination of your employment shall result in such termination being deemed to be a termination by the Company without Cause under this Agreement.

(b)  Your Termination of Employment.   Notwithstanding the terms of Section 2 hereof, you have the right to terminate your employment with the Company at any time for any reason. If you terminate your employment (other than (x) for Good Reason (as defined herein) or (y) due to your death or Disability), you will not be entitled to any Severance Payments. “Good Reason” shall mean that, within the sixty (60) days prior to your notice of termination (or, with respect to clause (v) of this Section 5(b) only, the twenty-four (24) months after a Change of Control):

(i)  you have been assigned duties that are materially inconsistent with your position or have been given instructions by the Board that, if implemented by you, would result in a breach of your fiduciary duties to the Company, which inconsistent assigned duties or instructions shall have remained uncorrected for a period of thirty (30) days after written notice by you to the Company specifying in reasonable detail your dispute with such assigned duties or instructions;

(ii)  your office has been relocated to a location more than forty (40) miles from your current office;

(iii)  you cease to be any of the following: the Chairman of the Board or the Chief Executive Officer;

(iv)  you cease to be nominated to continue as a member of the Board;

(v)  a Change of Control (as defined in Section 6 hereof) has occurred;

(vi)  the Company breaches any of its obligations to you under Section 3 or 4 of this Agreement or breaches any material obligation under any other agreement between the Company and you, including, but not limited to, that certain Indemnification Agreement, dated as of even date herewith, by and between the Company and you in the form attached hereto as Exhibit A (the “Indemnification Agreement”), which breach continues for more than thirty (30) days after written notice by you to the Company specifying in reasonable detail such breach;

(vii)  the Company fails to maintain its directors’ and officers’ liability insurance policy(ies) at a coverage level of at least Ten Million Dollars ($10,000,000), which failure continues for more than thirty (30) days after written notice by you to the Company; or

(viii)  your Base Compensation or the multiplier in the calculation of your Bonus Compensation shall have been reduced.

Your continued employment after an event constituting Good Reason shall not constitute your consent to, or a waiver by you of your rights with respect to, any circumstance constituting Good Reason, unless you fail to give notice of your termination for Good Reason within the time limits set forth above.

(c)  Death or Disability.   Notwithstanding the terms of Section 2 hereof, your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement due to your physical or mental illness or impairment, even with reasonable accommodation, for more than twenty-six (26) substantially consecutive weeks in any twelve (12)-month period (“Disability”). For purposes of this Section 5(c), the Termination Date will be the date of your death or on the date after the substantially consecutive 26th week that you receive notice of Disability, as applicable.

(d)  Notice of Termination.

(i)  You agree to provide the Company thirty (30) days’ prior written notice of any termination by you. The Company may, in its sole discretion, select any date prior to the end of such thirty (30)-day notice period as the Termination Date.

(ii)  The Company agrees to provide thirty (30) days’ prior written notice of its intention to terminate this Agreement without Cause pursuant to this Section 5 and, unless otherwise agreed to by the parties, the Termination Date shall become effective on the date that is thirty (30) days after such notice. In the event that the Board undertakes a determination of whether Cause exists pursuant to Section 5(a) hereof, the Company shall send written notice to you no later than one (1) business day after the Board passes a resolution finding that Cause exists in accordance therewith and the Termination Date shall become effective on the date that such resolution is passed by the Board.

6.  Change of Control.   “Change of Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

(a)  the sale or other disposition of all or substantially all of the Company’s assets;

(b)  the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then-outstanding Common Stock by any “person” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or

(c)  The individuals who were members of the Board as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (⅔)of the Board; provided, however, that any director appointed by at least two-thirds (⅔) of the then Incumbent Board or nominated by at least two-thirds (⅔) of the Nominating Committee of the Board (a majority of the members of the Nominating Committee shall be the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

7.  Severance Payments.   If, during the Term, the Company terminates your employment for any reason other than Cause, or you terminate your employment for Good Reason, or your employment is terminated due to your death or Disability, or either party sends a Non-renewal Notice pursuant to Section 2 hereof, you shall be entitled to receive the applicable payments and benefit coverage described in this Section 7 (the “Severance Payments”).

(a)  If, during the Term, the Company terminates your employment for any reason (other than Cause or as a result of a Non-renewal Notice pursuant to Section 2 hereof) or you terminate your employment for Good Reason, you shall be entitled to continue to receive your then-current Base Salary and Bonus Compensation for a period of five (5) years after the Termination Date in accordance with the Company’s standard payroll practices; provided, however, that, if you terminate your employment for Good Reason due to a Change of Control, you shall be entitled to receive within thirty (30) days after you provide written notice of your election to terminate your employment due to a Change of Control a lump sum payment equal to the net present value of the sum of (i) five times (5x) your then-current Base Salary plus (ii) five times (5x) your highest annualized Bonus Compensation paid to you during the three (3)-year period prior to the Change of Control during the Term. In addition, if any such termination occurs pursuant to this Section 7(a), any and all Stock Options granted to you as set forth in Section 3(c) hereof before the Termination Date shall immediately vest and become exercisable by you, and any future grants of Stock Options shall be forfeited.

(b)  If your employment terminates as a result of your death or Disability or either party has sent a Non-renewal Notice pursuant to Section 2 hereof and this Agreement has not otherwise been terminated pursuant to any other provision hereof prior to the five (5)-year period after the date of any such Non-renewal Notice, you or your beneficiary, personal or legal representatives or estate, as the case may be, shall be entitled to receive a lump sum payment (less deductions required by law) equal to one times (1x) the average of the sum of (A) your Base Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years), plus (B) your Bonus Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years). In addition, if any such termination occurs pursuant to this Section 7(b), any and all Stock Options granted to you as set forth in Section 3(c) hereof before the Termination Date shall immediately vest and become exercisable by you, and any future grants of Stock Options shall be forfeited.

Notwithstanding the foregoing, in the event that a Non-renewal Notice has been given by the Company prior to your death or Disability, in lieu of the one times (1x) multiple contained in Sections 7(b) hereof, the multiple shall be the remaining number of years between the date of your death or Disability and the fifth (5th) anniversary of the date of the Non-renewal Notice, but in no event less than one (1) year. The Company shall pay the amounts set forth in this Section 7(b) no later than sixty (60) days following your Termination Date or, in the event of termination due to your Disability, no later than sixty (60) days following your Termination Date.

(c)  Benefits.   Provided that you and your eligible family members make a timely election to continue your health and dental insurance benefits under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder (“COBRA”), the Company will pay your COBRA premiums for the maximum period of continuation coverage provided under COBRA, and pay the full cost for substantially equivalent health and dental insurance benefits for you and your eligible family members throughout the life of each of your eligible family members after such maximum continuation coverage period expires. These payments will be made directly to the insurance carrier beginning on the first pay period following your Termination Date. In addition, in the event that the Company terminates your employment without Cause, or you terminate your employment for Good Reason or your employment terminates due to your death or Disability, or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party, you (or your personal or legal representatives) shall receive the benefits (including, but not limited to, stock option plan, executive long term disability plan, deferred compensation and 401(k) plans, the continued payment of premiums under the life insurance policy purchased for you by the Company and other perquisites set forth in Section 4(a) hereof until the earlier of (i) five (5) years from the Termination Date or the date on which you receive equivalent benefits from another employer.

(d)  No Mitigation.   You shall not be required to mitigate the amount of any payment or benefits contemplated by this Section 7, nor shall any such payment or benefits be reduced by any earnings that you may receive from any other source.

8.  Tax Equalization Payment.

In addition to the amounts payable under Section 7 hereof, the Company shall pay you a tax equalization payment (“Tax Equalization Payment”) in accordance with this Section 8. The Tax Equalization Payment shall be in an amount that, when added to the other amounts payable to you under Section 7 and any other amounts to which you are entitled pursuant to the Stock Option Agreement(s) will place you in the same after-tax position as if all taxes payable on such amounts by you, including, without limitation, Federal and state income and employment-related taxes and payments (assuming the highest marginal Federal and state income tax rates then applicable to you) and any excise taxes payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute of similar import, did not apply to any of the amounts payable under Section 7 and under and pursuant to the Stock Option Agreement(s) (including any amounts paid under this Section 8). The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants and shall be remitted to the applicable Federal, state and local tax jurisdictions.

9.  Confidential Information and Non-Disparagement.

(a)  Commencing on the Effective Date [and continuing for a period of two (2) years after the Termination Date], you shall not disclose or use any confidential information (“Confidential Information”) (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. Confidential Information shall include, without limitation, any and all proprietary information regarding the Company’s, its customers’ and its business partners’ trade secrets and any and all other proprietary information of the Company.

Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you (including, but not limited to, any and all information contained in any public filing pursuant to Federal or state securities laws) shall not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information, you should treat it as Confidential Information until you receive clarification from the Company that it is not Confidential Information. Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:

(i)  as authorized and necessary in performing your responsibilities under this Agreement during your employment with the Company;

(ii)  with the Board’s prior written consent;

(iii)  in a legal proceeding between you and the Company to establish the rights of either party under this Agreement; provided, that you stipulate to a protective order to prevent any unnecessary use or disclosure; or

(iv)  subject to a compulsory legal process that requires disclosure of such information; provided, that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within two (2) business days after such receipt or as soon thereafter as is reasonably practicable. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”), unless otherwise agreed to by a duly authorized representative of the Company. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on or unless you are otherwise required to make such disclosure.

You hereby acknowledge that any breach of this Section 9(a) may cause the Company irreparable harm.

(b)  Non-Disparagement.   During the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any director, officer or employee of the Company; provided, however, that this Section shall not prohibit you from making a good faith assessment of the person’s performance of his or her duties for the Company and where such assessment is necessary to fulfill your duties to the Company. After the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any directors, officers or employees of the Company.

10.  Non-Solicitation.

(a)  Commencing on the Effective Date and continuing for a period of two (2) years after the Termination Date (if the Company terminates your employment with or without Cause or you terminate your employment with or without Good Reason) or (ii) one (1) year after the Termination Date (if your employment terminates due to your Disability or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party) (“Restricted Period”), you will not, directly or indirectly, individually or as a part of or on behalf of any other person, company, employer or other entity:

(i)  hire or attempt to solicit for hire (other than on behalf of the Company), any person who is employed by the Company within six (6) months prior to such action until at least six (6) months after the person’s employment with the Company ends (“Covered Employee”); provided, however, that the provisions of this Section 10(a)(i) shall not apply in the event that you and Prem Ramchandani choose to enter into any business relationship together upon either of your terminations by or resignations from the Company so long as you otherwise comply with the provisions of this Section 10; or

(ii)  solicit, encourage or attempt to persuade any consultant, vendor, client or customer to terminate or adversely modify its existing relationship with the Company, except during the Term where you are authorized to do so and have a reasonable good faith belief that such termination or modification is in the best interests of the Company.

(b)  The parties agree that any breach of this Section 10 will entitle the Company to an injunction without bond enforcing this Section 10.

11.  Indemnification.

Commencing on the Effective Date and at all times thereafter, you shall be indemnified by the Company pursuant to the Indemnification Agreement. You shall be a beneficiary of a commercially available directors’ and officers’ liability insurance policy maintained by the Company, on terms and conditions deemed appropriate by the Board, with the advice of counsel, as long as you remain an officer or director and any periods thereafter for acts relating to the period of time in which you served as an officer and/or director.

12.  Return of Property.

Upon termination of your employment with the Company for any reason, you agree to return to the Company or destroy (pursuant to the Company’s instructions) all property belonging to the Company in your possession within not more than thirty (30) days. This includes without limitation all equipment, materials, credit cards and all documents and other information prepared by you or on your behalf or provided to you in connection with performing your responsibilities as set forth in Section 1(b) of this Agreement, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby agree that you will not retain in any written, printed or electronic or similar form any such document or other information or copies thereof; provided, however that you may retain a copy of this Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan.

13.  Miscellaneous Provisions.

(a)  Notices.   Unless otherwise provided herein, any notice or other information to be provided to the parties hereto will be in writing, hand delivered, with receipt therefore, or sent by certified or registered mail, return receipt requested, and first-class postage prepaid, or by nationally recognized overnight delivery service, with acknowledgement of receipt requested, to:

If to the Company:

[TACTICA]

cc:

If to you:

Avi Sivan

Documents sent (i) via hand delivery will be deemed to be received on the date of delivery, (ii) via certified or registered mail will be deemed to be received on the third business day after the date of its mailing and (iii) via nationally recognized overnight delivery service will be deemed received on the next business day following the day sent. The parties agree to provide notice of any change of address.

(b)  Dispute Resolution. You and the Company agree that arbitration in accordance with the Federal Arbitration Act (“FAA”) and the Dispute Resolution Procedures set forth in Exhibit B to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to your employment or this Agreement, except (i) for workers’ compensation and unemployment claims; (ii) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, (iii) disputes relating to Sections 9 and 10 of this Agreement or (iv) disputes relating to the Stock Option Agreement(s) and the Indemnification Agreement. Injunctive relief may be sought only from any court of competent jurisdiction located in the State of New York and you consent to personal jurisdiction in such court.

(c)  Company Claims. In the event that the Company alleges that you breached any of your covenants contained in Sections 9, 10 and/or 12 hereof, the Company agrees that it shall not offset or suspend any of its severance obligations pursuant to Section 7 hereof or its obligations to make payments pursuant to Section 8 hereof, but instead shall be required to maintain a separate action for damages relating to any such alleged breach.

(d)  Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supersede all prior agreements and understandings between you and the Company (including that certain Employment Agreement dated as of March 14, 2000 by and between Tactica International, Inc. and you), except for the Stock Option Agreement(s), the Indemnification Agreement, and the terms and provisions of any employee benefit plans of the Company in which you are a participant. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized representative of the Company. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach. This Agreement shall be interpreted, enforced and governed by the laws of the State of New York, without regard to its choice-of-law or conflict-of-laws principles. This Agreement shall be binding on the Company and its successors and assigns and on you, your heirs and personal or legal representatives. Notwithstanding anything to the contrary contained herein, this Agreement will continue in effect until all obligations under it are fulfilled. Neither party may assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect, and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. The parties further certify that they fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, effective as of the date and year set forth above.

[TACTICA]

/s/ Avi Sivan	By: /s/ Prem Ramchandani
AVI SIVAN	Name:
Title: